Exhibit 99.B(d)(16)(v)

ING Life Insurance and Annuity Company

151 Farmington Avenue, TS41, Hartford, CT  06156-8975

October 1, 2006

Scott Moritz

Vice President - JPMorgan Asset Management

Client Service Manager

522 Fifth Avenue - 13th Floor

New York, NY  10036

Dear Mr. Moritz:

Pursuant to Sections 3 and 14 of the Investment Sub-Advisory Agreement dated December 16, 2002, as amended, between ING Life Insurance and Annuity Company and J.P. Morgan Asset Management (U.K.) Limited (the “Agreement”) we hereby modify the fees payable to the Subadviser for ING JPMorgan International Portfolio (the “Portfolio”), effective October 1, 2006.

Upon your acceptance, the Agreement will be modified to reflect the fee changes to the sub-advisory fees for the Portfolio as indicated on Amended Appendix A of the Agreement. The Amended Appendix A, with the annual sub-advisory fees indicated for the Portfolio, is attached hereto.

Please signify your acceptance of the modified fees under the Agreement with respect to the Portfolio by signing below.

Very sincerely,

/s/ Todd Modic

Todd Modic
Vice President
ING Life Insurance and Annuity Company

ACCEPTED AND AGREED TO:
J.P. Morgan Asset Management (U.K.) Limited

By:	/s/ Emily Worth
Name:	Emily Worth
Title:	Vice President

AMENDED APPENDIX A

Fee Schedule

For the services provided by the Subadviser to the following series of ING Partners, Inc., pursuant to the attached Investment Sub-Advisory Agreement, the Adviser will pay the Subadviser a fee, computed daily and payable monthly, based on the average daily net assets of the series at the following annual rates of the average daily net assets of the series:

SERIES	RATE

ING JPMorgan International Portfolio	0.50% on the first $100 million
0.40% on the next $100 million
0.35% on the next $150 million
0.30% on assets thereafter

If the Adviser or any of its affiliates appoints the Subadviser or any of its affiliates to manage another portfolio(s) following the Subadviser’s “EAFE PLUS” investment strategy (“New Portfolio”), the assets of the New Portfolio will be aggregated with the assets of the Series in calculating the Subadviser’s fee at the above stated rate.